As filed with the Securities and Exchange Commission on August 9, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SYBASE, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	94-2951005
(State of incorporation)	(IRS Employer Identification No.)
One Sybase Drive
Dublin, California 94568
(Address of Principal Executive Offices)
AMENDED AND RESTATED 2003 STOCK PLAN
(Full title of the plan)
Daniel R. Carl
Vice President, General Counsel and Secretary
SYBASE, INC.
One Sybase Drive
Dublin, California 94568
(Name and address of agent for service)
(925) 236-5000
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

Title of	Amount	Proposed Maximum	Proposed Maximum	Amount of
Securities to be	to be	Offering Price Per	Aggregate Offering	Registration
Registered	Registered(1)	Share (2)	Price (2)	Fee
Common Stock, $.001 par value, issuable under the Sybase, Inc. Amended and Restated 2003 Stock Plan	4,042,140	$23.69	$95,758,296	$2,940

TOTAL	4,042,140	$23.69	$95,758,296	$2,940

(1)	This Registration Statement covers, in addition to the number of shares of Sybase, Inc., a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.001 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Sybase, Inc. Amended and Restated 2003 Stock Plan (“Amended 2003 Plan”) as a result of one or more adjustments under the Amended 2003 Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions. This Registration Statement also includes associated preferred share purchase rights under the Preferred Share Rights Agreement dated as of July 31, 2002 between the Company and American Stock Transfer and Trust Co., as amended.
(2)	Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(h), on the basis of the average of the high and low sale prices of the Common Stock as reported on the New York Stock Exchange on August 6, 2007.

EXPLANATORY NOTES
     On May 27, 2004, the Company’s stockholders approved the Sybase, Inc. Amended and Restated 2003 Stock Plan (“Amended 2003 Plan”). At the Company’s 2007 Annual Meeting on May 29, 2007 the Company’s stockholders approved amendments to the Amended 2003 Plan, including a 4,000,000 share increase to the share reserve.
     Under the terms of the Amended 2003 Plan, any shares issuable pursuant to awards granted and outstanding under the Company’s 1996 Stock Plan, as amended; 1999 Nonstatutory Stock Plan, as amended; the Company’s 1992 Director Option Plan, and the Company’s 2001 Director Option Plan (the “Prior Plans”) that are forfeited or cancelled after March 25, 2004, or expire without delivery of shares, also shall be made available for grant under the Amended 2003 Plan. Since November 9, 2006, 42,140 shares have been added to the Amended 2003 Plan from the Prior Plans due to the forfeiture or cancellation of unexercised awards outstanding under the Prior Plans.
PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

2

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2006, filed with the Commission on March 1, 2007 (Commission File No. 1-16493);

(b)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2007, filed with the Commission on May 10, 2007 (Commission File No. 1-16493);

(c)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2007, filed with the Commission on August 9, 2007 (Commission File No. 1-16493);

(d)	The Company’s Current Reports on Form 8-K, filed with the Commission on January 24, 2007, January 29, 2007, April 27, 2007, June 13, 2007 and July 27, 2007 (Commission File No. 1-16493);

(e)	The description of the Company’s Common Stock contained in the Company’s Form 8-A (File No. 0-19395), as amended, as declared effective by the Commission on August 13, 1991;

(f)	The description of the Company’s Preferred Share Purchase Plan and Series A Participating Preferred Stock filed as Exhibits 1, 2 and 3 to the Company’s Form 8-A/A filed with the Commission on November 14, 1996.
All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     The opinion of counsel in Exhibit 5.1 was provided by Dan Cohen, Corporate Counsel for the company. Mr. Cohen is the Company’s Corporate Counsel and is compensated by the Company as an employee.

Item 6. Indemnification of Directors and Officers
     Section 145 of the Delaware General Corporation law authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article TENTH of the Registrant’s Certificate of Incorporation and Article VI of the Bylaws of the Registrant provide for the indemnification of certain agents to the maximum extent permitted by the Delaware General Corporation Law. Persons covered by these indemnification provisions include current and former directors, officers, employees and other agents of the Registrant, as well as persons who serve at the request of the Registrant as directors, officers, employees or agents of another enterprise. In addition, the Registrant has entered into agreements with its officers and directors that require the Registrant to indemnify its officers and directors to the maximum extent allowed under Delaware law.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits

Exhibit
Number	Description

4.1	Sybase, Inc. Amended and Restated 2003 Stock Plan

5.1	Opinion of counsel as to legality of securities being registered

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of counsel

24.1	Power of Attorney
Item 9. Undertakings
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of California, on August 8, 2007.

SYBASE, INC.
By:	/s/ Daniel Carl
Daniel Carl
Vice President, General Counsel and Secretary

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John S. Chen, Pieter Van der Vorst and Daniel Carl, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John S. Chen (John S. Chen)	Chairman of the Board, President, Chief Executive Officer (Principal Executive Officer), and Director	August 8, 2007

/s/ Pieter Van der Vorst (Pieter Van der Vorst)	Senior Vice President and Chief Financial Officer (Principal Financial Officer),	August 8, 2007

/s/ Jeffrey G. Ross (Jeffrey G. Ross)	Vice President and Corporate Controller (Principal Accounting Officer)	August 8, 2007

/s/ Richard C. Alberding	Director	August 8, 2007
(Richard C. Alberding)

/s/ Cecilia Claudio	Director	August 8, 2007
(Cecilia Claudio)

/s/ Michael Daniels	Director	August 8, 2007
(Michael Daniels)

/s/ L. William Krause	Director	August 8, 2007
(L. William Krause)

/s/ Alan B. Salisbury	Director	August 8, 2007
(Alan B. Salisbury)

/s/ Jack E. Sum	Director	August 8, 2007
(Jack E. Sum)

/s/ Robert P. Wayman	Director	August 8, 2007
(Robert P. Wayman)

/s/ Linda K. Yates	Director	August 8, 2007
(Linda K. Yates)

SYBASE, INC.
REGISTRATION STATEMENT ON FORM S-8
EXHIBIT INDEX

Exhibit
Number	Description

4.1	Sybase, Inc. Amended and Restated 2003 Stock Plan

5.1	Opinion of counsel as to legality of securities being registered

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of counsel (included Exhibit 5.1)

24.1	Power of Attorney (included in this Registration Statement under “Signatures”)